FOR IMMEDIATE RELEASE

ENERJEX ANNOUNCES UPDATED RESERVES AS OF DECEMBER 31, 2007

Proved PV 10 value of reserves increases over 25 percent in the quarter to in excess of $30.9 million

OVERLAND PARK, KAN. (Jan 29, 2008) – EnerJex Resources, Inc. (OTCBB: EJXR) is pleased to announce that its estimated total proved PV 10 (present value) of reserves as of December 31, 2007 increased to $30.9 million from $24.6 million as of September 30, 2007 reflecting a 25% improvement in only three months. EnerJex increased total proved reserves to 1.2 million barrels of oil equivalent (BOE). Of the 1.2 million BOE, 75% are proved developed and 25% are proved undeveloped. The proved developed reserves consist of proved developed producing (40%) and proved developed non-producing (35%).

The estimated PV10 of the 1.2 million BOE – using a 10% discount rate of the future net cash flows before income taxes – was based on an oil price of $84.25 per barrel and $5.657 per Mcf for natural gas as of December 31, 2007. The report, prepared by McCune Engineering, an independent licensed petroleum engineering firm based in Kansas, encompasses EnerJex’s oil and gas development projects in Eastern Kansas.

Summary of Oil and Gas Reserves

as of December 31, 2007

Proved Reserves Category	Gross BOE*	Net BOE*	PV10 (before tax)
Proved, Developed Producing	643,573	488,897	$12,156,907
Proved, Developed Non-Producing	606,133	432,875	$12,424,172
Proved, Undeveloped	406,750	304,526	$6,329,438
Total Proved	1,656,456	1,226,298	$30,910,517
*BOE = barrels of oil equivalent (with 6mcf = 1 barrel)

Probable Reserves Category	Gross STB*	Net STB*	PV 10 (before tax)
Probable Reserves – Black Oaks	850,000	474,300	$15,354,203
Probable Reserves – Rantoul	100,000	79,500	$1,859,853
Total Probable Reserves	950,000	553,800	$17,214,056
*STB = stock tank barrels

	Total Gross	Total Net	PV10 (before tax)
Total Proved and Probable Reserves	2,606,456	1,780,098	$48,124,573

EnerJex began its capital raising and drilling program in April 2007 with zero reserves. Steve Cochennet, EnerJex’s Chairman and CEO, stated, "This reserve report confirms that our aggressive developmental program, combined with our growth strategy is working. EnerJex has added over $30.9 million in proved PV 10 values and $17.2 million in Probable Reserves in just nine months. We are now cash flow positive, and – with approximately 22.2 million shares outstanding and $11.7 million in total debt – we have materially increased value for our shareholders in a relatively short period of time. That makes us well positioned to execute on our plans for 2008.”

Cochennet continued, “Since April 2007, we have closed four acquisitions, drilled 90 new wells with a 98% success rate, and we continue to improve our operational efficiencies. With our existing leases there are also over 400 additional drillable locations. We will focus on the development of these core assets and, at the same time, plan to evaluate additional acquisition opportunities.”

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company. Operations, conducted solely through EnerJex Kansas, Inc. (formerly Midwest Energy Inc.), its wholly owned operating subsidiary, are focused on the mid-continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flows.

Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas reserves as well as to explore for additional reserves.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

Forward Looking Statements:

The statements in this press release regarding any implied or perceived benefits from existing oil and gas field properties, actual proven and probable reserves and revenues to be derived from the reserves, plans to drill additional oil and gas wells, anticipated revenues, the acquisition of additional oil or gas leases, maintaining mineral lease rights, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, estimates made in evaluating proven or probable reserves, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

The reserve values stated in the McCune report are estimates and should not be interpreted as being exact quantities. They may or may not be actually recovered and the revenues stated in the report may be more or less than what will ultimately be recovered. While the reserve estimates presented in the report were believed reasonable at December 31, 2007, several factors may lead to a future revision of the reserve estimates presented in the report, including general economics, EnerJex’s operations and reservoir performance.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves as defined in Rule 4-10(a) of Regulation S-X. EnerJex uses certain terms herein, such as probable reserves, which the SEC’s guidelines strictly prohibit EnerJex from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-KSB, File No. 000-30234, available from EnerJex at 7300 W. 110th, 7th Floor, Overland Park, Kansas 66210. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or on the SEC’s website at www.sec.gov.

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For further information contact:

Debbie Hagen, Investor Relations

913-642-3715 or dhagen@hagenandpartners.com